Exhibit 99.1

PRESS RELEASE	5700 Las Positas Road Livermore, California 94551 925-606-9200

FOR RELEASE JULY 19, 2022

McGrath RentCorp Announces Completion of $650 Million Financing

LIVERMORE, CA - JULY 19, 2022 -- McGrath RentCorp (NASDAQ: MGRC) (the “Company”), a diversified business-to-business rental company, today announced that it has completed a $650 million credit facility with a syndicate of banks.  The five year facility matures on July 15, 2027 and replaces the Company’s existing $420 million line of credit.  BofA Securities, Inc. served as Joint Lead Arranger and Sole Bookrunner.  Bank of America, N.A. served as Administrative Agent.  U.S. Bank National Association, MUFG Union Bank N.A. and Wells Fargo Bank, N.A. served as Joint Lead Arrangers and Co-Syndication Agents.

The proceeds of the facility will be used for working capital, capital expenditures and other general corporate purposes.  Additional information regarding the new credit facility is available in the Company’s current report on Form 8-K, filed with the SEC on July 19, 2022.

ABOUT MCGRATH RENTCORP:

Founded in 1979, McGrath RentCorp (Nasdaq: MGRC) is a diversified business-to-business rental company providing modular buildings, electronic test equipment, portable storage and tank containment solutions across the United States and other select North American regions.  The Company’s rental operations consist of four divisions: Mobile Modular rents and sells modular buildings to fulfill customers’ temporary and permanent classroom and office space needs; TRS-RenTelco rents and sells electronic test equipment; Adler Tank Rentals rents and sells containment solutions for hazardous and nonhazardous liquids and solids; and Mobile Modular Portable Storage provides portable storage rental solutions.  For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com

Tanks and Boxes – www.adlertankrentals.com

Modular Buildings – www.mobilemodular.com

Portable Storage – www.mobilemodularcontainers.com

Electronic Test Equipment – www.trs-rentelco.com

School Facilities Manufacturing – www.enviroplex.com

FOR INFORMATION CONTACT:Keith E. Pratt

EVP & Chief Financial Officer

925-606-9200